Exhibit 10.35
RAILROAD CONSTRUCTION CONTRACT

Project:	Track Construction

Contractor:	Amtrac of Ohio, Inc., an Indiana corporation with its principal offices in Orrville, Ohio

Owner:	Cardinal Ethanol, LLC, an Indiana limited liability company with its principal offices in Winchester, Indiana
This Railroad Construction Contract (the “Agreement”) is made and entered into as of the 13th day of July, 2007 by the Owner and Contractor, as identified above, who hereby agree as follows:
ARTICLE 1. WORK TO BE PERFORMED
Except as otherwise provided herein, Contractor shall furnish all labor, materials, tools, equipment, supervision and services necessary to prosecute and complete the work identified and described on Schedule A attached hereto (the “Work”).
ARTICLE 2. TIME OF COMMENCEMENT AND COMPLETION
a. The Contractor shall commence the Work on or after July 23, 2007.
b. The Contractor shall cause Final Completion of the Work to occur no later than May 31, 2008.
c. Completion of the Work and its several parts within the time allotted under this Contract is of the essence. Contractor shall provide the materials, equipment, laborers and supervision necessary to perform the Work at such time and in such order and sequence as is required for the best possible progress of the Work whenever such Work, or any part of it, becomes available, and under such circumstances as may exist from time to time.
d. Should the Contractor be delayed in the prosecution of the Work by any damage caused by fire, lightning, earthquake, cyclone or for any other causes shown to the satisfaction of the Owner to be without fault or neglect of the Contractor, then the time for completion shall be extended for such reasonable period of time as the Owner shall determine. No such extension of time shall be allowed unless the Contractor gives the Owner written notice of the delay and claim for extension of time within five (5) days of the occurrence thereof. The extension of time herein provided for shall be the Contractor’s sole and exclusive remedy for any delay, and Contractor shall have no claim for damages against the Owner.

e. Final Completion shall be deemed to have occurred only when the Work shall have been fully and finally completed in accordance with the Contract Documents.
ARTICLE 3. CONTRACT SUM
a. Contractor shall perform the items of Work as set forth on Schedule B for the respective unit prices stated and the parties agree that the quantities of Work as shown on the Project Drawings as referenced on Schedule A are estimates subject to increase or decrease. Owner shall pay Contractor for the increased or decreased quantities at the unit prices set forth on Schedule B.
b. The Contract Sum includes all taxes of every kind imposed, levied, or assessed by any governmental authority and with respect to the Work, including taxes for labor, materials and equipment utilized in connection therewith and all sales, use, personal property, excise and payroll taxes. Upon request by Owner, Contractor shall furnish satisfactory evidence of payment of such taxes.
ARTICLE 4. PAYMENTS
a. Except as otherwise indicated on Schedule B, and except for material delivered to the job site (which will be paid for by Owner in full upon delivery), the Owner shall make payments on account of the Contract Sum as follows: On or before the first (1st) day of each month, the Contractor shall submit to the Owner’s Agent an itemized progress statement showing the amount of labor and materials incorporated in the Work as of the twenty-fifth (25th) day of the preceding month. The Owner shall thereupon check such statement and, if found correct, the Owner shall pay, within fifteen (15) days of such approval of the invoice, the Contractor ninety (95%) percent of the amount thereof, less the aggregate of previous payments. The maximum amount of retained funds shall be $100,000. Retainage will be separately invoiced at Final Completion and will be paid no later than 30 days after approval by Owner and its designates.
b. As a condition precedent to all payments hereunder, the Contractor shall submit a sworn statement setting forth all subcontractors, material suppliers and laborers who have theretofore performed Work or provided materials for the Contractor under this Contract, together with sworn statements from all such subcontractors and material suppliers; waivers of lien from Contractor and each subcontractor, material supplier and laborer (and any and all of their suppliers) for all work, labor and materials theretofore supplied or performed; and such further evidence as may be required by the Owner to prove that all labor, materials and equipment supplied, used or incorporated in the Work has been paid for in full.
c. Owner shall have the right to withhold payment for defective work not remedied. If any such deficiencies are not promptly corrected after written notice, the Owner may rectify same at Contractor’s expense and deduct all costs and expenses incurred thereby from such withheld payments.

d. If Contractor shall fail to pay and discharge when due any amounts of any kind or nature incurred by the Contractor in the performance of this Contract, or if at any time there shall be evidence of any lien or claim against the Owner as a result of Contractor’s operations, or if there shall be claims of the owner or any other person against the Contractor, the Owner shall have the right to retain, out of any amount due or to become due to Contractor hereunder, an amount sufficient to completely indemnify the Owner against any such lien or claim, including attorneys fees incurred by reason thereof.
e. In the event of any dispute between Owner and Contractor, Owner shall be obligated to make all payments due to Contractor over which there is no good faith dispute and Contractor shall not, if it receives such payments, stop the Work or terminate this Contract.
f. No payments made under this Contract, including final payment, shall be construed to be an acceptance of defective or improper workmanship or materials or certificate of waiver of any claims by the Owner.
g. Because Owner shall pay for material as it is delivered to the job site, title to such material shall vest in Owner upon payment. This provision shall be sufficient to serve as a Bill of Sale.
ARTICLE 5. INSURANCE
a. Contractor shall maintain and pay for insurance coverage of the types and with the limits set forth on Schedule C attached hereto and incorporated herein by reference. Such coverage shall be maintained in form and with companies acceptable to the Owner and shall, notwithstanding the requirements of Schedule C, meet the applicable requirements of any governmental authority having jurisdiction over the Work. Each policy of insurance shall name the Owner as an additional named insured and shall provide for thirty (30) days notice of cancellation to Owner. Certificates evidencing such insurance shall be delivered to Owner prior to commencing the Work. In lieu of naming the Owner as additional named insureds, the Contractor may provide an Owner’s/Contractor’s Protective Policy providing equivalent coverage.
b. Contractor shall be responsible for any desired coverage against damage or loss to its own materials, facilities, tools, equipment, scaffolds and similar items not covered by the Owner’s fire policy.
c. Owner, Owner’s Agent and Contractor waive all rights against each other for damages caused by fire and other perils to the extent covered by the insurance required to be maintained hereunder.
d. Contractor shall procure railroad protective insurance per CSX Right of Entry Agreement.

ARTICLE 6. INDEMNITY
Contractor agrees to indemnify, defend and hold harmless the Owner, and its agents, assigns, assignors, and employees, from and against any claim, cost, expense or liability (including attorneys’ fees), whether arising before or after completion of the Contractor’s Work caused by, arising out of, resulting from or occurring in connection with the performance of the Work by the Contractor, or its Subcontractors, agents and employees, whether or not caused in part by the active or passive negligence or other fault of a party indemnified excepting only claims, cost, expense or liability caused by the sole negligence of a party indemnified hereunder. In the case of claims against the Owner, or its agents, assigns, assignors, and employees by any employee of the Contractor, anyone directly or indirectly employed by it or anyone for whose acts it may be liable, the indemnification obligation under this Article shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor under workmen’s compensation acts, disability benefit acts or other employee benefit acts.
ARTICLE 7. WARRANTY
Contractor guarantees that the Work shall be free from defects and shall conform to and meet the requirements of the Contract and the Contract Documents and shall furnish any separate guarantee for the Work or portions thereof required under the Contract or the Contract Documents. Contractor agrees to make good, to the satisfaction of the Owner, any portion or portions of the Work which prove defective within one (1) four ~~(4) years (or such longer period as may be specified in the Contract or the Contract Documents)~~ from the date of acceptance of the Project by the Owner. RB/JP
ARTICLE 8. REMOVAL OF DEBRIS
Unless otherwise provided herein, removal of rubbish and debris caused by the Contractor’s Work shall be done by the Contractor whenever required by the Owner. If such removal is not done by the Contractor as directed, the Owner may do so at the Contractor’s expense. The Project site shall be maintained in an orderly and clean condition and the Contractor shall leave the Project site, at the completion of the Contractor’s Work, free of all rubbish and debris caused by the Contractor and in a condition satisfactory to the Owner. The Owner reserves the right to cause all unidentifiable debris to be removed from the Project site and allocate the cost thereof, by way of back charge or otherwise, among the responsible parties.
ARTICLE 9. INSPECTION OF SITE AND CONTRACT DOCUMENTS
a. Contractor represents that it has carefully inspected the Contract Documents and examined the Plans and Specifications and is familiar with and has satisfied itself as to the nature, location and amount of the Work, the Contractor’s access thereto and ability to perform the Work, the terms of this Contract and all incorporated documents as well as the quality, quantity and availability of labor, materials, equipment and facilities and other items required for the performance of the work and the limiting physical and other conditions which may be encountered in the performance of the Work and assumes all risks therefrom.

b. Prior to initiating any of the Work, the Contractor shall carefully study and compare the Contract Documents and shall at once report to the Owner any (i) error, inconsistency or omission occurring therein or (ii) any failure to comply with applicable laws, ordinances, rules, regulations, codes or orders of any public authority that come to the attention of the Contractor or would have come to its attention with the exercise of due care. If the Contractor performs, or allows any Subcontractor to perform, any of the Work knowing, or when with the exercise of due care it would have known, it to be subject to an error, inconsistency or omission in the Plans And Specifications, or contrary to applicable laws, ordinances, rules, regulations, codes or orders of any public authority, and fails to give the Owner notice thereof prior to performance thereof, the Contractor shall bear all costs arising therefrom.
ARTICLE 10. DEFAULT
If the Contractor (i) fails to supply the labor, materials, equipment and supervision in sufficient time and quantity to meet the schedule; (ii) causes stoppage or delay of or interference with the Project; (iii) fails to pay its laborers, suppliers, materialmen and employees for work on the Project promptly; (iv) fails to pay workers’ compensation or other employee benefits, withholding or any other taxes; (v) fails in the performance or observance of any of the provisions of the Contract; or (vi) shall file a voluntary petition in bankruptcy; be adjudicated insolvent; obtain an order for relief under Section 301 of the Bankruptcy Code; file any petition or fail to contest any petition filed seeking any reorganization or similar relief under any laws relating to bankruptcy, insolvency or other relief for debtors; or seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of any of its assets or property; make an assignment for the benefit of creditors; or make an admission in writing of its inability to pay its debts as they became due, then Owner, after giving the Contractor notice of such default and forty-eight (48) hours within which to cure such default, shall have the right to exercise any one or more of the following remedies:
a. Require that Contractor utilize, at its own expense, overtime labor (including Saturday and Sunday work) and additional shifts as necessary to overcome the consequences of any delay attributable to Contractor’s default;
b. Remedy the default by whatever means the Owner’s Agent may deem necessary and appropriate, including, but not limited to, correcting, furnishing, performing or otherwise completing the Work, or any part thereof, by itself or through others (utilizing where appropriate any materials and equipment previously purchased for that purpose by Contractor) and deducting the cost thereof from any monies due or to become due to Contractor hereunder; and
c. Recover from Contractor all losses, damages, penalties and fines, whether actual or liquidated, direct or consequential, and all reasonable attorneys’ fees suffered or incurred by Owner by reason of or as a result of Contractor’s default.

The foregoing remedies shall be considered separate and cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.
ARTICLE 11. REMEDIES IN THE EVENT OF BANKRUPTCY
The Owner and the Contractor acknowledge and agree that successful completion within the time and financial parameters anticipated by the terms of the Contract will require prompt and continued administration and performance by Contractor and it Subcontractors and that any delay therein for any reason, including a bankruptcy proceeding respecting Contractor would create immediate and irreparable harm to the Owner. To that end, this Contract contains a right to terminate in the event of bankruptcy of the Contractor, it being recognized that such action would be necessary to avoid and minimize such delay and consequent damage to all concerned.
ARTICLE 12. ASSIGNMENT BY CONTRACTOR
Contractor shall not assign, transfer, or further sublet this Contract, nor assign any monies due or to become due hereunder, except with the prior consent of Owner. Any assignment of the Contract consented to by Owner shall not operate to relieve Contractor of primary responsibility to Owner for the due and full performance hereof, and Contractor shall be liable to Owner for all acts and omissions of Contractor’s subcontractors and assignees.
ARTICLE 13. ENVIRONMENTAL
~~a. Contractor shall secure or ascertain that all necessary NPDES construction permits have been secured prior to the commencement of construction. Contractor shall prepare or have prepared a Storm Water Pollution Prevention Plan (“SWPPP”) or shall seek to amend any existing SWPPP for Owner’s site to account for Contractor’s work on the site and shall provide a copy to Owner of any such SWPPP or amendments. Contractor shall secure the agreement of all subcontractors working under Contractor to abide by the terms of the SWPPP.~~ RB/JP
b. Contractor shall obtain any necessary permits for the temporary installation of any fueling stations or tanks for Contractor’s equipment or the equipment of Contractor’s subcontractors. Contractor shall take all reasonable and necessary precautions to prevent fuel spills and to contain any overfilling or other fuel losses from contaminating soil, groundwater, or surface waters.
c. Unless caused by the sole negligence of Owner, Contractor shall indemnify and hold harmless Owner for the release of any hazardous substances on or near the Job Site caused by Contractor or Contractor’s subcontractors or agents working for Contractor that is part of the scope of this Contract. The right of indemnity shall include testing, attorney fees, engineering costs, waste disposal costs, site assessments, response costs, natural resource damages, monitoring costs, personal injury or property damage claims by third parties, and penalties and fines levied against Owner. This subparagraph shall not provide any third party any rights against either Contractor or Owner. This subparagraph shall not restrict any rights of Owner or Contractor against any Subcontractor, agent, or third party.

ARTICLE 14. Omitted.
ARTICLE 15. MISCELLANEOUS
a. Contractor shall obtain all necessary permits and licenses and comply with all statutes, ordinances, rules, regulations and orders of any federal, state, or local governmental or quasi-governmental authority applicable to the performance of the Work, including the construction and placement of any track, and be responsible for and correct any violations thereof. Contractor shall comply with the Safety Rules of Cardinal Ethanol. The Contractor shall provide such evidence of compliance with the foregoing as the Owner may request.
b. Contractor shall be responsible for providing reasonable security for the site and its equipment.
c. This is not a prevailing wage or union required labor contract.
d. Contractor shall repair, at its sole cost and expense, all damage to the Work or property of others caused by Contractor.
e. The Contractor shall be as fully responsible to the Owner for the acts and omissions of its Subcontractors, their agents and persons directly or indirectly employed by them, and other persons performing any of the work as it is for the acts and omissions of persons directly employed by Contractor.
f. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.
g. This contract may be amended only by a written agreement executed by the party to be charged.
h. This Contract shall be governed by and construed in accordance with, the laws of the State of Indiana.
i. Contractor acknowledges receipt of CAD files of project drawings. These drawings are to be treated as confidential documents.
ARTICLE 16. ENTIRE AGREEMENT
This Contract and the documents incorporated herein set forth the entire Agreement between the Owner and the Contractor.

ARTICLE 17. SCHEDULES
The following Schedules are attached to and made a part of this Contract:
Schedule A      CONTRACT DOCUMENTS
Schedule B      CONTRACT SUM
Schedule C      INSURANCE REQUIREMENTS
IN WITNESS WHEREOF, the parties have executed this Contract as of the date set forth on Page 1 hereof.
CONTRACTOR:
/s/ Robert Bielski

Name: Robert S. Bielski
Title:Vice-President/General Manager
OWNER:
/s/ Jeffrey L. Painter

Name:Jeffrey L. Painter
Title:General Manager
     Cardinal Ethanol
     7/16/07

SCHEDULE A
CONTRACT DOCUMENTS
(reference drawings)
(attach April 13, 2007 letter from Amtrac of Ohio, Inc.)
(attach or reference any scope of work or engineering descriptions of job)

SCHEDULE B
CONTRACT SUM
(Attach page 5 of 6 from Bid)

SCHEDULE C
INSURANCE REQUIREMENTS

TYPE	LIMITS
GENERAL LIABILITY
General Aggregate	$2,000,000
Products Aggregate	$1,000,000
Personal Injury	$1,000,000
Each Occurrence	$1,000,000
Fire Damage	$500,000
Medical Expense	$5,000
AUTO/EQUIPMENT LIABILITY
Combined Vehicle Limit	$1,000,000
EXCESS LIABILITY (UMBRELLA)
Each Occurrence	$2,000,000
Aggregate	$1,000,000
WORKMEN’S COMP./ EMPLOYER’S LIABILITY
Each Accident	$1,000,000
Policy Limit	$1,000,000
Each Employee	$1,000,000
In addition, Contractor agrees to secure railroad protective insurance per CSX Right of Entry Agreement.